Exhibit 10.17

September 15, 2026
Stephen Cumming

Dear Stephen,
By this offer letter (this “Offer Letter”), Penguin Solutions, Inc. (“Penguin Solutions” and, together with its subsidiaries and affiliates, the “Company”) is delighted to offer you employment on the terms set forth below.
1.Position, Location. You will serve in the exempt position of Senior Vice President and Chief Financial Officer, reporting to Penguin Solutions’ Chief Executive Officer, and based at our Fremont, California location.
2.Term. Your start date will be October 6, 2026 or such other date that is mutually agreed by the parties hereto (the date you commence employment with the Company, the “Start Date”). Your employment hereunder will commence on the Start Date and continue until terminated pursuant to Section 8 below (the “Term”). You will have duties and responsibilities consistent with your position. During the Term, you will devote your full business time and attention to the performance of your duties for the Company, and you will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Chief Legal Officer or Chief Executive Officer of the Company; provided that you may participate in civic or charitable activities as long as such activities do not interfere with the performance of your responsibilities hereunder.
3.Base Salary. During the Term, you will receive an annualized base salary of $550,000 per year (the “Base Salary”), payable in accordance with the normal payroll policies of the Company and subject to the usual withholdings and deductions. You agree to serve, without additional compensation, if requested by the Company, as an officer and/or director of any other member of the Company Group (as defined in Exhibit A).
4.Retention Bonus. Following the Start Date, you will be eligible to receive a retention bonus in accordance with the terms and conditions set forth in the agreement attached hereto as Exhibit C, subject to you returning to the Company a signed copy of such agreement concurrently with this Offer Letter.
5.Performance Bonus. Subject to the achievement of the applicable performance goals and methodologies determined by the Board of Directors of Penguin Solutions (the “Board”) in its sole discretion, you will be entitled to participate in the Company’s annual bonus program pursuant to which you will be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to 90% of the Base Salary. The actual bonus payable is contingent upon achievement of pre-defined goals for the Company and is subject to Board approval. Your Annual Bonus earned for the Company’s 2027 fiscal year (if any) will be prorated based on the number of days during such fiscal year that you were employed by the Company and working (not on any form of leave). The Annual Bonus, if any, earned for a fiscal year will be paid no later than two and one-half (2½) months following the end of the fiscal year to which the Annual Bonus relates. The Company and/or the Board will have the right, but not the obligation, at its sole discretion, to amend, modify or terminate any bonus program, including changes to (i) the performance period of the Annual Bonus, (ii) the performance goals and

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methodologies of calculating bonus achievement, and/or (iii) the Company’s fiscal year. Your individual payout is adjusted by your manager’s rating of your individual performance. Bonuses are not considered as earned until bonus payment and are only earned if you are employed continually through the date of bonus payment. You must be employed and working (not on any form of leave) for no less than 50% of the working days in any performance period to be eligible for a bonus with respect to such performance period.
6.Equity Awards. As an inducement to your agreeing to the employment contained herein, on or as soon as reasonably practicable after the Start Date, you will be eligible to receive the equity awards described in Exhibit B subject to the terms of the applicable Penguin Solutions award agreements and the Penguin Solutions Amended and Restated 2021 Inducement Plan (as amended from time to time, the “Stock Plan”). Starting in the Company’s 2028 fiscal year, you will also be eligible to participate in Penguin Solutions’ equity compensation refresh program in a manner generally consistent with other similarly-situated executives (including with respect to the mix of time-based and performance-based equity awards), as determined in the sole discretion of the Board, or the Compensation Committee of the Board (the “Compensation Committee”), from time to time. For the avoidance of doubt, you will not be eligible for a refresh award in the Company's 2027 fiscal year. The target total value of such refresh awards to be granted in the 2028 fiscal year is $1,500,000 (based on the trailing average closing price of a share of Penguin Solutions common stock over the 30 trading days ending on and including the trading day preceding the grant date of the awards) and are expected to be comprised of 50% time-based awards and 50% performance-based awards. Notwithstanding the foregoing, the actual amount, form, and terms of any refresh awards will be determined at the sole discretion of the Board or the Compensation Committee in all respects and are not guaranteed.
7.Benefits. During the Term, you will be eligible to participate in employee benefit plans and programs that are available to similarly-situated executives of Penguin Solutions from time to time; provided that the Company may terminate or modify any benefit plan or program at any time in its discretion. Any requested details about the Company’s employee benefit plans and programs, including but not limited to the Company’s 401(k) plan, will be provided to you as soon as reasonably practicable after the Start Date.
8.Termination of Employment. Your employment may be terminated by you or the Company for any reason (including, without limitation, with or without Cause), at any time. Neither you nor your estate, as applicable, will accrue any additional compensation (including, without limitation, any Base Salary or Annual Bonus) or other benefits following any termination of your employment other than as set forth in this Offer Letter.
(a)If your employment is terminated due to your death or Disability (as defined in Exhibit A), then you will only be entitled to receive (i) your Base Salary through the date of termination (the “Accrued Salary”), which will be paid within 15 days following the date of termination or such earlier date as may be required by law, (ii) any other accrued and vested employee benefits that are required to be paid to you under the Company’s employee benefit plans and in accordance with the Company’s policies, excluding for the avoidance of doubt, any severance plans, policies or programs (the “Accrued Benefits”), and (iii) any earned (without regard to the requirement of continued employment through the payment date) but unpaid Annual Bonus for any fiscal year preceding the fiscal year in which the date of termination occurs (the “Accrued Bonus” and, collectively with the Accrued Salary and the Accrued Benefits, the “Accrued Amounts”), which Accrued Bonus will be paid at the same time as bonuses are paid to other executives, generally.

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(b)If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or if you resign from your employment for Good Reason, in each case outside a Change in Control Protection Period (as defined in Exhibit A), then you will be entitled to the Accrued Amounts and, subject to Section 10 below, the following additional payments and benefits: (i) an aggregate amount equal to 100% of your then-current Base Salary (the “Cash Severance”), payable in accordance with the schedule set forth in Section 10 below; (ii) to the extent any Annual Bonus could be earned in the fiscal year in which the termination occurs under the terms of the Company’s annual bonus program but such Annual Bonus has not yet been earned, a prorated bonus (based on the Board’s determination of Company performance through the date of termination), prorated based on the number of days you were employed by the Company during such fiscal year, payable at the same time as bonuses for such fiscal year are paid to the Company’s other executives (the “Pro-Rated Bonus”); and (iii) to the extent that you and/or members of your family are covered under Company-provided health plans, payment or reimbursement of health benefit continuation coverage under COBRA or otherwise (“Health Care Continuation”) from the termination date through the earlier of (x) 12 months following the termination date or (y) the date you become eligible for health benefits with another employer, which will be paid no later than the due date of payments for such coverage; provided that the Company may, in its discretion and to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in lieu of the Health Care Continuation provide a lump sum payment calculated based on the monthly premiums in effect immediately prior to the commencement of COBRA coverage.
(c)If, during a Change in Control Protection Period, (i) your employment is terminated by the Company without Cause (and other than due to your death or Disability) or (ii) you resign from employment for Good Reason, then, in lieu of any payments or benefits pursuant to Section 8(b) above, you will be entitled to the Accrued Amounts and, subject to Section 10 below, the following additional payments and benefits: (i) an aggregate amount equal to 150% of your then-current Base Salary plus an amount equal to 150% of the Annual Bonus paid or payable for the most recently completed fiscal year (together, the “Change in Control Cash Severance”), payable in accordance with the schedule set forth in Section 10 below; (ii) a Pro-Rated Bonus; (iii) Health Care Continuation from the termination date through the earlier of (x) 18 months following the termination date or (y) the date you become eligible for health benefits with another employer, which will be paid no later than the due date of payments for such coverage provided that the Company may, in its discretion and to the extent permitted by Section 409A of the Code, in lieu of the Health Care Continuation provide a lump sum payment calculated based on the monthly premiums in effect immediately prior to the commencement of COBRA coverage; and (iv) except to the extent otherwise specifically provided in the award agreement governing any particular equity award, 100% vesting of all outstanding equity awards (including, without limitation, any equity awards subject to performance conditions, after giving application to Section 9 below).
(d)If your employment is terminated or you resign for any reason other than as described in clauses (a) through (c) above, you will not be entitled to any payments or benefits, other than the Accrued Salary and the Accrued Benefits.
9.Treatment of Performance-Based Equity on Change in Control. Except to the extent otherwise specifically provided in the award agreement governing any particular equity award, upon a Change in Control (as defined in Exhibit A), to the extent you hold any equity awards that remain subject to issuance or vesting based on performance (the

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“Performance Awards”), to the extent not already vested, a prorated portion of the Performance Awards (based on the Board’s determination of performance measured through the Change in Control), prorated through the date of the Change in Control, will become issued and/or vested upon the Change in Control, and the remainder of the Performance Awards (the “Remainder Awards”) will issue and/or vest in equal monthly installments over the remainder of the original performance period (unless accelerated under Section 8 above); provided that if the successor to Penguin Solutions does not assume or substitute the Remainder Awards with a substantially equivalent award, the full amount of the Remainder Awards will become issued and/or vested upon the Change in Control. Notwithstanding the foregoing, in the event that any of the Performance Awards are subject to Section 409A of the Code and the issuance of such Performance Awards in accordance with this Section 9 would violate Section 409A of the Code, then the Performance Awards will vest in accordance with this Section 9 but shall be issued in accordance with the schedule set forth in the original award agreement to the extent required to comply with Section 409A of the Code.
10.Termination Payment Matters. Any payments or benefits made pursuant to Section 8 above, other than the Accrued Salary and the Accrued Benefits, will be subject to your execution, delivery and non-revocation of an effective release of all claims against the Company, in a form provided by the Company (the “Release”), within the 60-day period following the date that your employment terminates (such 60-day period, the “Release Period”). The Cash Severance or Change in Control Cash Severance, as applicable, will be paid in accordance with the Company’s regular payroll practices in substantially equal installments over the twelve-month period following the date of termination; provided that the first installment will be paid on the first or second Company payroll date following the date on which the Release has become effective and irrevocable; provided further, if the Release Period spans two calendar years, then the first installment of the severance pay will commence on the first or second Company payroll date that occurs in the second calendar year. Any installments that otherwise would have been paid prior to the date on which the first installment is paid will instead be paid on the first installment payment date. Upon the termination of your employment for any reason, you agree to resign, as of the date of your termination and to the extent applicable, from the Board (and any committees thereof) and all other boards of directors (and any committees thereof), officer, and other fiduciary positions of or relating to each member of the Company Group. During the Term and at any time thereafter, you agree to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during your employment with any member of the Company Group and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to any member of the Company Group; provided that the Company will reimburse you for any reasonable travel and out of pocket expenses you incur in providing such cooperation. You will promptly notify the Company if you become eligible for health benefits with another employer while still receiving payments or benefits hereunder.
11.Conditions. This offer, and any employment pursuant to this offer, is contingent on you: (i) completing the Company’s standard employment application paperwork, (ii) providing the legally required proof of your identity and authorization to work in the United States, (iii) passing a background check, (iv) passing a references check that is performed by the Company, and (v) executing and complying with the Company’s standard Employment, Confidential Information and Invention Assignment Agreement and the Company’s standard Arbitration and Class Action Waiver Agreement. At all times, you will be subject to, and abide by, all applicable Company policies and requirements, including but not limited to those relating to expense reimbursement, insider trading, stock ownership guidelines, corrupt practices, technology, publicity, safety, discrimination, and harassment.

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12.Representations. By signing and accepting this Offer Letter, you represent and warrant to the Company that: (i) as of the Start Date you will not be subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which would prohibit or restrict your employment with, or your providing services to, the Company as its employee; and (ii) you will not use in the course of your employment with the Company and to the benefit of the Company, any confidential or proprietary information of another person, company or business enterprise to whom you currently provide, or previously provided, services.
13.At Will Employment. You understand that your employment is “at will” at all times, which means that you or the Company may terminate your employment at any time, for any reason or no reason at all. This Offer Letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.
14.Miscellaneous. No provision of this Offer Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and another duly authorized signatory of Penguin Solutions. This Offer Letter is not assignable by you, and it will be governed by, and construed in accordance with, the laws of the State of California without reference to principles of conflict of laws. Any legal proceeding involving this Offer Letter must be brought in the State of California. The parties agree and consent to both jurisdiction and venue in the State of California. The Company’s obligation to pay or provide any amounts or benefits hereunder is subject to set-off, counterclaim or recoupment of any amounts you owe to any member of the Company Group (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Code). This Offer Letter (together with its exhibits and schedules, as well as other documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof regarding the terms of your employment and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, whether written or oral. Any compensation paid to you by any member of the Company Group which is subject to recovery under any Company policy, law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made thereby (or by any policy adopted by any member of the Company Group). The Company is entitled to withhold from any payment due to you any amounts required to be withheld by applicable laws or regulations.
15. 409A Matters. This Offer Letter is intended to comply with Section 409A of the Code or one or more exemptions therefrom. Without limiting the foregoing, if on the date of termination of employment you are a “specified employee” (within the meaning of Section 409A of the Code), then to the extent required in order to comply with Section 409A of the Code, amounts that constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) and are not otherwise exempt from Section 409A of the Code that would otherwise be payable during the six-month period immediately following the termination date will instead be paid (without interest) on the earlier of (i) the first business day after the date that is six months following the termination date or (ii) your death. All references herein to “termination date” or “termination of employment” mean “separation from service” as an employee within the meaning of Section 409A of the Code. It is intended that each installment of payments hereunder constitutes a separate “payment” for purposes of Section 409A of the Code. To the extent that any provision hereof is ambiguous as to its compliance with Section 409A of the Code, the provision will be interpreted so that all payments hereunder comply with Section 409A of the Code or one or more exemptions therefrom. To the extent any expense reimbursement or in-kind benefit is subject to Section 409A of the Code, (1) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit in one calendar year will not affect the expenses eligible

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for reimbursement in any other taxable year, (2) in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and (3) in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty that, and will have no liability to you or any other person if, any payments or benefits are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions thereof or an exemption therefrom.
16. 280G Matters. If payments or benefits owed to you by the Company are considered “parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount which may be paid to you under Section 280G of the Code without causing any loss of deduction to the Company thereunder, but only if, by reason of such reduction, the net after tax benefit to you exceeds the net after tax benefit to you if such reduction were not made (in each case, taking into account all applicable income, employment, and excise taxes). These determinations will be made at the Company’s expense by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to you (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Section 16, as determined by the Accounting Firm, the amount thereof will be paid to you or refunded to the Company, as applicable, but only to the extent any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (ii) a dollar-for-dollar reduction in your taxable income and wages for purposes of all applicable income and employment taxes, with interest at the applicable Federal rate for purposes of Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 16 will, to the extent possible, be made in a manner that does not violate the provisions of Section 409A of the Code and will occur in the following order: (1) any Cash Severance, (2) any other cash amount, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of any equity-based awards, in each case, with payments to be paid later in time reduced first.

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This offer of employment expires on September 22, 2026 and supersedes any prior offer, which prior offer is null and void. To confirm your acceptance of this Offer Letter, please sign below. I look forward to your positive response, and I am very excited about having you join us.
Sincerely,

/s/ Kash Shaikh
Kash Shaikh
President and Chief Executive Officer

Accepted and Agreed:

/s/ Stephen Cumming
Stephen Cumming
Date: September 16, 2026

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Exhibit A
Definitions

“Cause” means the occurrence of one or more of the following, as determined in good faith by the Board: (A) your act of fraud or material dishonesty against any member of the Company Group which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, (B) your conviction of, or plea of nolo contendere to, (i) a felony (excluding minor traffic offenses) or (ii) any other crime which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, (C) your intentional or gross misconduct, (D) your willful improper disclosure of confidential information, (E) your action or conduct that causes material harm to any member of the Company Group (including, without limitation, the reputation of any member of the Company Group), or that otherwise brings you or any member of the Company Group into public disrepute, (F) your material violation of any policy of any member of the Company Group (including, without limitation, any policy relating to discrimination, sexual harassment or misconduct), or of this Offer Letter (or any other material agreement between you and any member of the Company Group), after written notice from the Company, and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violation, (G) your failure to reasonably cooperate with any member of the Company Group in any investigation or formal proceeding, or (H) your continued material violations of your duties, or repeated material failures or material inabilities to perform any reasonably assigned duties (other than due to your Disability), after written notice from the Board and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violations, failures or inabilities (and during which time you will be given a reasonable opportunity to address any issues with the Board).
“Change in Control” has the meaning set forth in the Stock Plan.
“Change in Control Protection Period” means the period beginning 2 months prior to and ending 12 months following a Change in Control.
“Company Group” means Penguin Solutions and each of its subsidiaries.
“Disability” means your inability, due to physical or mental incapacity, to perform your duties under this Offer Letter with substantially the same level of quality as immediately prior to such incapacity for a period of 90 consecutive days or 120 days during any consecutive six-month period. In conjunction with determining Disability for purposes of this Offer Letter, you hereby (i) consent to any such examinations which are relevant to a determination of whether you are mentally and/or physically disabled and (ii) agree to furnish such medical information as may be reasonably requested.
“Good Reason” means the occurrence, without your written consent, of any of the following events: (A) a material reduction in the nature or scope of your responsibilities, duties or authority from those contemplated by the title offered in this Offer Letter, (B) a material reduction in your then-current Base Salary (other than due to a general salary reduction program), (C) you cease to report to the Chief Executive Officer of Penguin Solutions or its successor, or (D) you are required to permanently relocate your primary home residence as a result of the Company’s relocation of your primary office location outside a 50-mile radius of the Company’s current offices in Fremont, California; provided that any such event described in clauses (A) through (D) above will not constitute Good Reason unless (i) you deliver to the Board a notice of termination for Good Reason within 90 days after you first learn of the existence of the circumstances giving rise to Good Reason, (ii) within 30 days following the delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason, and (iii) following such failure to cure, you resign your employment within 30 days thereof.
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A-1

Exhibit B

Initial Equity Awards

The terms of your initial equity awards will be consistent with those set forth in the summary below. Your initial equity awards will be subject to the terms and conditions set forth in the Stock Plan and an award agreement issued to you in connection with each grant (collectively, the “Award Documentation”), which will supersede and replace the summary set forth below.
1.Time-Based RSU Award. On the Start Date or as soon as reasonably practicable thereafter, you will be granted restricted stock units to acquire a number of shares of Penguin Solutions common stock (each, a “Share”) with an aggregate value of $1,750,000, based on the trailing average closing price of a Share over the 30 trading days ending on and including the trading day preceding the grant date of the award (the “RSUs”). Subject to your continued service through each vesting date, (i) 25% of the RSUs will vest in an open trading window approximately one year after the grant date and (ii) the remainder of the RSUs will vest in equal quarterly installments (equal to 1/16th of the total number of RSUs) in an open trading window approximately every three months thereafter (through the final vesting date on approximately the fourth annual anniversary of the grant date). Open trading windows typically occur in the second half of every January, April, July and October. Any fraction of a Share that vests on any vesting date will be rounded down to the next whole number, with any such fraction added to the portion of the Shares that vests on the subsequent vesting date. The RSUs will be subject to vesting acceleration upon a qualifying termination of your service following a Change in Control, as set forth in and subject to the terms of the Offer Letter.
2.Performance-Based RSU Award. On the Start Date or as soon as reasonably practicable thereafter, you will be granted performance-based restricted stock units to acquire a number of Shares with an aggregate value of $2,550,000, based on the trailing average closing price of a Share over the 30 trading days ending on and including the trading day preceding the grant date of the award (the “PRSUs”). The PRSUs will vest subject to (i) the achievement of Company total stockholder return goals relative to the Russell 2000 Index over a three-year performance period, in each case as established by the Compensation Committee, and (ii) continued service through the date that the Compensation Committee certifies the achievement of such PRSU goals. Upon a Change in Control (i) that occurs on or within 12 months of the grant date thereof, the PRSU performance goals of any then-outstanding PRSUs will be deemed achieved at the target performance level, and the resulting number of earned PRSUs will vest as of the date of such Change in Control, or (ii) that occurs more than 12 months after the grant date of the PRSUs, the then-outstanding PRSUs shall vest based on actual performance through the date of such Change in Control as determined by the Compensation Committee, and the resulting number of earned PRSUs shall vest as of the date of such Change in Control, as set forth in and subject to the terms of the Award Documentation.

B-1

Exhibit C

Retention Bonus Agreement
(attached)

September 15, 2026
Stephen Cumming

Dear Stephen,
Penguin Solutions, Inc. (“Penguin Solutions” and, together with its subsidiaries and affiliates, the “Company”) is pleased to offer you a retention bonus opportunity subject to the terms set forth below. As used herein, “Offer Letter” refers to that certain employment offer letter between you and Penguin Solutions.
1.Retention Bonus. You will be eligible to receive a retention bonus in an aggregate amount of $700,000 (the "Retention Bonus"), payable in two installments. The first installment of $350,000 will be paid to you within 45 days following the Start Date (as defined in the Offer Letter), and the second installment of $350,000 will be paid to you within 85 days following the Start Date (each such date of payment, a “Payment Date”), subject to your continued employment in good standing with the Company through the applicable Payment Date.
2.Repayment Obligation. You agree that each installment of the Retention Bonus will not be fully earned prior to the first anniversary of the Payment Date of such installment. If, prior to the first anniversary of an installment’s Payment Date, your employment is terminated by the Company for Cause (as defined in the Offer Letter) or you resign your employment with the Company without Good Reason (as defined in the Offer Letter), you agree to promptly repay to the Company a portion of each such installment, with such portion equal to the total amount of such installment multiplied by a fraction, the numerator of which is the number of days from your employment termination date through the first anniversary of the Payment Date for such installment, and the denominator of which is the total number of days from the Start Date through the first anniversary of the Payment Date for such installment.
3.Acknowledgments. By signing this letter agreement, you hereby acknowledge the following:
(a)You have been notified that you have the right to consult an attorney regarding this letter agreement and you have been provided at least five business days to obtain advice of counsel prior to executing this letter agreement.
(b)Prior to entering into this letter agreement, you were given the choice to defer receipt of each installment of the Retention Bonus to the date that is one year following the applicable Payment Date for such installment, subject to your continued employment through such deferred payment dates, and you have instead elected the payment timing and repayment obligation for the Retention Bonus that is set forth in this letter agreement.
4.Miscellaneous. Nothing in this letter agreement affects the “at will” nature of your employment with the Company. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and another duly authorized signatory of Penguin Solutions. This letter agreement is not assignable by you, and it will be governed by, and construed in accordance with, the laws of the State of California without reference to principles of conflict of laws. Any legal proceeding involving this letter agreement must be brought in the State of California. The parties agree and consent to both jurisdiction and venue in the State of California. This letter agreement constitutes the entire agreement between the parties as of the date hereof regarding the subject matter of this letter agreement and supersedes all previous agreements and understandings between the parties with respect to the same. The Company is entitled to withhold from any payment due to you any amounts required to be withheld by applicable laws or regulations.
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To confirm your acceptance of the terms of this letter agreement, please sign below.
Sincerely,

/s/ Kash Shaikh
Kash Shaikh
President and Chief Executive Officer

Accepted and Agreed:

/s/ Stephen Cumming
Stephen Cumming
Date: September 16, 2026
C-4